EXHIBIT 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 6th day of December, 2011 (the “Effective Date”), by and between TV Goods Inc., with its principal place of business located at 14044 Icot Blvd, Clearwater FL 33760, hereinafter referred to as (“TVG”) and Stratcon Partners, LLC, with hers/his/its home address or principal place of business located at 155 West 68th Street, #27E New York, NY 10023, hereinafter referred to as (“Contractor”).

In consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.

Agreement. TVG hereby contracts with the Contractor as an Independent Contractor to provide various services to TVG. The services Contractor will be providing to TVG are, including, but not limited to, the following:

•	Overall board observation rights/participation
•	Maintain a NYC office and presence
•	Assist Chairman Kevin Harrington in managing & narrowing (focus) his funnel of relationships/inflow
•	Drive projects & relationships thru to their fill (monetize) or drop
•	Focus on overall corporate longer-range partnerships
•	Create 2012 budget & work with financial team on maintaining financial model
•	Develop & maintain materials (Investor Presentation) to deal with Wall Street investment community
•	Take over IR function; press releases, incoming investor calls/emails, scheduling non-deal road shows and conferences

2.

Term. This Agreement shall be effective as of the Effective Date. This Agreement shall continue for a period of two (2) years from the Effective Date (the “Expiration Date”), unless terminated earlier as provided herein. The Agreement shall be automatically renewed for additional one-year periods unless either party provides written notice of termination prior to the Expiration Date. Any modification of this Agreement must be in writing and signed by both parties.

3.

Compensation. The Contractor will be paid $12,500 per month beginning on the effective date of the contract and payable on the last day of the month in arrears and further on the last day of the month every month thereafter until the expiration date or termination date as described herein.

4.

Rent Reimbursement. The Contractor will be paid $2,500 per month, as a partial reimbursement for the NYC office space, beginning on the effective date of the contract and payable on the last day of the month in arrears and further on the last day of the month every month thereafter until the expiration date or termination date as described herein.

5.

Restricted Stock. The Contractor will be awarded 500,000 restricted shares, subject to a 2-year vesting schedule; 25% in 6 months, 25% in 12 months, 25% in 18 months, 25% in 24 months

6.

Taxes. As an independent contractor, the Contractor will be responsible for payment of any federal and state payroll and self-employment taxes attributable to payments received for services performed by the Contractor for TVG. The Contractor will not be considered an employee for federal and state payroll tax purposes. The Contractor shall indemnify TVG in the event TVG becomes liable to pay any federal or state payroll of self employment taxes.

7.

Termination. Either party can terminate this Agreement upon a written notice to the other party, either via direct mail or e-mail. Contractor specifically acknowledges and agrees that upon expiration or termination of this Agreement for any reason, the provisions of Sections 4, 5, 6, 7, 9, 11 and 12 shall survive the expiration/termination hereof for a period of one year from such date.  Upon termination the Contractor will be due the monies owed to him for every day up to the termination date in a pro-rata fashion and such monies will be due and payable immediately upon said termination.  TVG shall be able to suspend Contractor without notice, immediately upon Contractor’s arrest for any crime and shall be entitled to immediate termination of Contractor upon Contractor’s ultimate conviction of any crime.

8.

Confidentiality.

(a)

As a result of contracting with TVG, the Contractor has access to information and material belonging to TVG including, but not limited to, products, services and potential products and services, media lists, media costs, profit and loss and other financial information, client lists, pricing information, computer programs, the identity of specialized contractors and management strategies (“Confidential Information”). This Confidential Information was acquired or developed by TVG at TVG’s expense. It is therefore a valuable asset of TVG and its remaining confidential is of extreme importance to the Company. The Contractor acknowledges the importance of keeping all Confidential Information confidential and will not during or for one (1) year after the term of this Agreement, disclose any Confidential Information made available to or acquired by the Contractor in the course of engagement hereunder unless written consent has been submitted by TVG.  This provision is not applicable where Confidential Information is required to be supplied by court order.

(b)

All Confidential Information and non-confidential information and any other confidential material of third parties made known to Contractor during the Term of this Agreement shall remain the property of TVG, and all such documents together with any copies or excerpts thereof and any such other material wherever situate, including, but not limited to the Contractor’s personal computers, laptops, PDA’s, cell phones and other digital and other media, shall be promptly returned to TVG upon request. Upon termination or expiration of this Agreement, Contractor agrees:

(i)

To a search of all digital and other devices and other applicable tangible property in his possession, wherever situated, and to return all such Confidential and non-confidential information to TVG.

(ii)

That he shall, together with a representative of TVG, prior to leaving the Company premises, search the pertinent files contained in such devices that are then on TVG premises, to identify and delete/destroy all Confidential and non-confidential information (and/or any material copies thereof).

     9.  Non-Solicitation.  Upon the expiration or termination of this Agreement, the Contractor agrees, for a period of one (1) year after the date of termination, not to directly or indirectly, for themselves or any other entity or person, solicit, seek or accept business from, interfere with or endeavor to entice away from TVG any client, employee. franchisee or contractor of TVG.  For the purposes of this section, a client of TVG is any person or entity other than a person or entity brought to TVG by the Contractor that conducted business with TVG.  For the purposes of this section, an employee or contractor of TVG shall include employees or contractors no longer working with TVG but who worked with TVG in the one (1) year preceding the date of termination.

9.

Condition Precedent.  In addition to the provisions of paragraphs 6, 7 and 8 above, as an express condition of TVG entering into this Agreement and in consideration of the mutual promises and conditions stated herein, the Contractor agrees to execute the attached “INDEPENDENT CONTRACTOR NON- CIRCUMVENTION & CONFIDENTIALITY AGREEMENT” as a condition precedent to TVG’s execution hereof.

10.

Injunctive Relief.  Contractor acknowledges that a breach of this Agreement will give rise to irreparable and continuing injury to TVG.  As such, the Contractor agrees that TVG or its successors and assigns may obtain injunctive relief against the Contractor to prevent the continued breach or threatened breach.  If any court refuses to enforce this Agreement because it is more broad than necessary to protect TVG, this Agreement shall be modified by time, geographic area, or scope of business to accommodate the court and the remainder of this Agreement shall not be affected.

11.

Complete Agreement.  This Agreement shall be the sole agreement between the parties and supersedes any prior agreement, written or oral, between the parties.  Each party acknowledges that they have relied solely on their own judgment in entering into this Agreement and not on any representation not stated herein from the other party.

12.

Governing Law.  This Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of laws.  The parties agree that all disputes arising from this Agreement shall be heard by a court of competent jurisdiction in Orange County, Florida.  Any dispute shall be heard by a judge and not a jury.  EACH PARTY HAS HAD AN OPPORTUNITY TO REVIEW THIS AGREEMENT WITH COUNSEL, SPECIFICALLY THIS SECTION WHICH RESTRICTS THE PARTY’S RIGHT TO TRIAL BY JURY.

13.

Miscellaneous.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereto and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.  All notices shall be communicated to the addresses set forth for each party in the preamble of this Agreement.  In the case where legal action is brought to enforce this Agreement the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs for enforcement, including all appeals.  This Agreement may be assigned by TVG; however, the Contractor may not assign this Agreement.  This Agreement shall survive the sale of TVG.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

COMPANY:		CONTRACTOR

TVGoods, Inc.		Stratcon Partners, LLC

By:	/s/ Steve Rogai	By:	/s/ Steve Hart
	Steve Rogai, CEO		Steven Hart